FOR IMMEDIATE RELEASE
CONTACT:          Roy Estridge. EVP/CFO

Valley Commerce Bancorp

(559) 622-9000

VALLEY COMMERCE BANCORP REPORTS
EARNINGS FOR THIRD QUARTER 2008

VISALIA, Calif., October 29, 2008/ -- Valley Commerce Bancorp (OTCBB: VCBP), a bank holding company and the parent company of Valley Business Bank, today announced unaudited consolidated net income of $478,000 or $.19 per diluted share for the quarter ended September 30, 2008, compared to $722,000 or $.28 per diluted share for the same period of 2007, representing a 32% decrease in diluted earnings per share.

For the nine months ended September 30, 2008 the Company’s consolidated net income totaled $1,432,000 or $.57 per diluted share compared to $1,986,000 or $.77 per diluted share achieved in the comparable 2007 period, representing a 26% decrease in diluted earnings per share.

During the three and nine-month periods ended September 30, 2008, the Company recorded a $400,000 and $1.2 million provision for loan losses, respectively, compared to no addition during the same periods in 2007.  The increase in provision for loan losses was partially offset by increases in net interest income of $123,000 and $725,000 during the same three and nine month periods of 2008 compared to 2007.

“We are dealing proactively with the serious issues facing the banking industry as well as the potential credit-related issues that arise in a slowing economy,” stated Don Gilles, President and Chief Executive Officer of Valley Commerce Bancorp and Valley Business Bank.  He added, “I am once again pleased to report that the Company’s quarter end results reflect the fundamental strengths most desired by bank stakeholders in this environment including sound credit quality, strong capital, and ample liquidity.  Despite highly unsettled conditions we remain well positioned to serve our customer base and poised to take advantage of business opportunities that may arise.”

The annualized return on average assets for the nine-month periods ended September 30, 2008 and 2007 was 0.62% and 1.06%, respectively.  The annualized return on average equity was 6.52% for the 2008 period compared to 10.51% for the 2007 period.

Net interest income for the three- and nine-month periods ended September 30, 2008 was $3.0 million and $9.1 million, respectively, compared to $2.9 million and $8.3 million for the same periods of the previous year.  The improvement was primarily attributable to loan growth.  The Company’s net loans were $225 million at September 30, 2008, a $25 million or 13% increase from the December 31, 2007 total of $200 million, and a $27 million or 14% increase from the September 30, 2007 total of $198 million.  In addition, the cost of funds decreased in the nine-month period ended September 30, 2008 compared to the same period of 2007.  The average cost of interest-bearing liabilities was 2.95% for the 2008 period compared to 4.13% for the 2007 period, a reduction of 118 basis points.  These factors were offset by a 118 basis point reduction in the yield on average loans and other interest-earning assets that was due to falling market interest rates.  For the nine-month periods ended September 30, 2008 and 2007, the yield on interest-earning assets was 6.70% and 7.66%, respectively.

The Company’s net interest margin for the third quarter of 2008 was 4.30% compared to 4.72% for the third quarter of 2007, a decrease of 42 basis points.  The Company’s net interest margins for the nine-month periods ended September 30, 2008 and 2007 were 4.59% for the 2008 period compared to 4.70% for the 2007 period.  While the Company’s net interest margin has declined when compared with prior periods, those declines have been relatively minor when compared to Fed funds rate decreases totaling 275 basis points during the period September 2007 to September 2008.  The net interest margin stability was attributable to both loan growth and management’s efforts to mitigate the impact of falling interest rates.  These efforts included adding assets earning fixed interest rates to the balance sheet, requiring interest rate floors on variable priced loans, utilizing variable priced funding, and aggressively lowering deposit rates.

Average total assets for the nine months ended September 30, 2008 were $294 million compared to $264 million for the same period in 2007, an increase of $30 million or 11%.  Average net loans for the nine months ended September 30, 2008 were $216 million compared to $193 million for the same period in 2007, an increase of $23 million or 12%.

Average deposits for the nine months ended September 30, 2008 were $241 million compared to $212 million for the same period in 2007, an increase of $29 million or 14%.  Average demand deposits for the 2008 period were $66 million, a $6 million or 10% increase from the 2007 period.

Total deposits were $258 million at September 30, 2008, a $43 million or 20% increase from the December 31, 2007 total of $215 million, and a $48 million or 23% increase from total deposits of $210 million at September 30, 2007.  The Company utilized brokered time deposits in addition to local deposit growth to fund asset growth and maintain targeted liquidity levels.  The amount of brokered time deposits at September 30, 2008, December 31, 2007 and September 30, 2007 were $19.1 million, $2.9 million, and $5.9 million, respectively.  All other deposits were acquired locally.

After careful consideration of the current economic environment in the Bank’s primary service area, including significant declines in the value of real estate which serve as collateral for much of the Bank’s loan portfolio, Management performed a detailed risk analysis of the allowance for loan losses and determined that it was adequate to absorb the inherent losses in the portfolio as of September 30, 2008.  The allowance for loan losses totaled $2.8 million or 1.25% of total loans at September 30, 2008 compared to $1.8 million or 0.87% of total loans at both December 31, 2007 and September 30, 2007.  A $1.2 million loan loss provision was recorded during the nine-month period ended September 30, 2008 including a $400,000 loan loss provision for the third quarter.  No loan loss provision was recorded during the comparable period of 2007.  The Company recorded net charge-offs of

$117,000 during the nine months ended September 30, 2008, compared to net recoveries of $6,000 during the same period of 2007.

The Company had $3.0 million in non-performing assets at September 30, 2008 which represented 1.29% of total loans.  Non-performing assets were comprised of five nonaccrual loans for which management has established specific loss reserves totaling $506,000.  There were no non-performing assets at either September 30, 2007 or December 31, 2007.

Non-interest income for the three- and nine-month periods ended September 30, 2008 was $312,000 and $992,000, respectively, compared to $300,000 and $873,000 for the same periods of 2007.  The $119,000 increase for the nine-month period reflected a $96,000 increase in service charges on deposit accounts during the 2008 period due to increased deposits and a higher fee structure.  In addition, the Company recorded a $46,000 gain on sale of investment securities in the 2008 period compared to a ($1,145) loss on sale of securities in the 2007 period.

Non-interest expense for the three-and nine-month periods ended September 30, 2008 was $2.2 million and $6.8 million, respectively, compared to $2.2 million and $6.4 million for the same respective periods of 2007.  The 7% increase in non-interest expense for the year to date period was due primarily to increased employee costs associated with the Company’s growth initiatives, higher federal deposit insurance premiums, and increased occupancy and equipment costs.  In May 2008, the Company opened a new full service branch office in the City of Tulare and closed its Tulare Loan Production Office.

The total risk-based capital ratio for the Company was 13.7% at September 30, 2008.  Valley Business Bank’s total risk-based capital ratio was 13.6% at September 30, 2008 compared to a minimum of 10% required to be considered “well capitalized”. The Bank’s total risk-based capital ratio decreased from 14.0% at September 30, 2007 due to continued asset growth.

Valley Commerce Bancorp had 2,460,667 shares of common stock outstanding at September 30, 2008.  The book value per share was

$11.74 at September 30, 2008, compared to $11.69 at September 30, 2007.  The increase in book value reflects the retention of earnings during the 12-month period partially offset by stock repurchases and increases in accumulated other comprehensive losses.  All per share calculations stated above have been adjusted for the 5% stock dividend declared in June 2008.

OTHER INFORMATION:  Valley Commerce Bancorp stock trades on NASDAQ’s Over The Counter Bulletin Board under the symbol VCBP.  Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996 under the name Bank of Visalia. Valley Business Bank operates through Business Banking Centers in Visalia, Tulare, and Fresno and has branch offices in Woodlake and Tipton.  Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS:  In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business developments.  Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations.  The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.  For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Condensed Consolidated Balance Sheet (in Thousands) (Unaudited)	As of September 30,		As of December 31,
	2008	2007	2007	2006
Assets
Cash and Due from Banks	$8,124	$9,762	$9,297	$13,266
Federal Funds Sold	15,150	-	-	-
Available-for-Sale Investment Securities	41,960	58,964	56,615	55,298
Loans (net)	224,947	198,122	199,514	182,331
Bank Premises and Equipment (net)	4,075	2,596	3,037	1,832
Cash Surrender Value of Bank Owned Life Insurance	6,375	6,124	6,185	5,935
Other Assets	5,395	5,017	4,433	5,003
TOTAL ASSETS	$306,026	$280,585	$279,081	$263,665

Liabilities & Equity
Non-Interest Bearing Deposits	$65,898	$56,916	$66,993	$63,020
Interest Bearing Deposits	90,207	87,824	86,277	75,293
Time Deposits	102,388	65,665	62,116	69,263
Total Deposits	258,493	210,405	215,386	207,576
Short-Term Debt	8,000	24,840	21,804	17,600
Long-Term Debt	5,488	8,197	8,146	8,548
Junior Subordinated Deferrable Interest Debentures	3,093	3,093	3,093	3,093
Other Liabilities	2,058	5,726	1,779	1,400
Total Liabilities	277,132	252,261	250,208	238,217
Shareholders’ Equity	28,894	28,324	28,873	25,448
TOTAL LIABILITIES & EQUITY	$306,026	$280,585	$279,081	$263,665

Condensed Consolidated Statement of Income (in Thousands except share data) (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Interest Income	$4,503	$4,716	$13,407	$13,789
Interest Expense	1,489	1,825	4,337	5,444
NET INTEREST INCOME	3,014	2,891	9,070	8,345
Provision for Loan Losses	400	-	1,200	-
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,614	2,891	7,870	8,345
Non-interest Income	312	300	992	873
Non-interest Expenses	2,246	2,149	6,836	6,375
INCOME BEFORE INCOME TAXES	680	1,042	2,026	2,843
Income Taxes	202	320	594	857
NET INCOME	$478	$722	$1,432	$1,986
EARNINGS PER SHARE - BASIC*	$0.19	$0.29	$0.58	$0.81
EARNINGS PER SHARE – DILUTED*	$0.19	$0.28	$0.57	$0.77
SHARES OUTSTANDING – END OF PERIOD*	2,460,667	2,544,800	2,460,667	2,544,800
*All share and earnings per share data have been restated for the 5% stock dividend issued in June 2008.